Exhibit 10.5

EQUITY COMMONWEALTH

RESTRICTED STOCK AGREEMENT FOR EMPLOYEES

This Restricted Stock Agreement (this “Agreement”) is made effective as of «DATE», between the recipient set forth on the Schedule to Restricted Stock Agreement attached hereto (the “Recipient”) and Equity Commonwealth (the “Company”).
In consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock. Subject to the terms and conditions hereinafter set forth and the terms and conditions of the Equity Commonwealth 2015 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), the Company hereby grants to the Recipient, effective as of the date of this Agreement (the “Grant Date”), the number of shares of Stock set forth on the Schedule to Restricted Stock Agreement attached hereto. The shares of Stock so granted are hereinafter referred to as the “Restricted Stock,” which term shall also include any shares of Stock issued to the Recipient by virtue of his or her ownership of the shares of Restricted Stock, by stock dividend, stock split, recapitalization or otherwise. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
2.    Vesting; Forfeiture.
(a)    Subject to Sections 2(b) and 3 hereof, the shares of Restricted Stock shall vest as follows: (i) 25% of the shares of Restricted Stock shall vest on the second anniversary of the Grant Date, (ii) 25% of the shares of Restricted Stock shall vest on the third anniversary of the Grant Date, and (iv) 50% of the shares of Restricted Stock shall vest on the fourth anniversary of the Grant Date. Any shares of Restricted Stock not vested as of any date are herein referred to as “Unvested Stock.”
(b)    Subject to Section 3(a) hereof, in the event the Recipient’s employment with the Company and the Affiliates is terminated, all shares of Unvested Stock shall be forfeited by the Recipient as of the date of the Recipient’s termination of employment.
3.    Termination of Employment; Change in Control.
(a)    If the Recipient’s employment is terminated (i) by the Company or an Affiliate without Cause, (ii) by the Recipient for “Good Reason” (as such term is defined in Section 3(c) hereof), (iii) due to the Recipient’s “Retirement” (as such term is defined in Section 3(c) hereof), or (iv) due to the Recipient’s death or Disability (such termination, a “Qualified Termination”), then the shares of Restricted Stock shall become vested as of the date of the termination of the Recipient’s employment on a pro rata basis, determined based on (x) the number of days that have elapsed from the Grant Date through the date the Recipient ceases to be an employee of the Company or an Affiliate, compared to (y) the total number of days during the period commencing on the Grant Date and ending on the fourth anniversary of the Grant Date. Notwithstanding the foregoing, if the Recipient’s Qualified Termination occurs within twelve (12) months after a Change in Control in which the shares of Restricted Stock are assumed by the acquirer or surviving entity in the Change in Control transaction, then the shares of Restricted Stock shall become fully vested as of the date of the termination of the Recipient’s employment.
(b)    If a Change in Control occurs prior to the fourth anniversary of the Grant Date and while the Recipient is an employee of the Company or an Affiliate, and the shares of Restricted Stock are not assumed by the acquirer or surviving entity in the Change in Control transaction, then the Recipient’s shares of Unvested Stock shall become fully vested as of the date of the Change in Control.
(c)    For purposes of this Agreement, the term “Good Reason” shall mean, unless otherwise provided in an applicable agreement between the Recipient and the Company or an Affiliate, the occurrence of one or more of the following without the Recipient’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Recipient describing the applicable circumstances (which notice must be provided by the Recipient within ninety (90) days of the Recipient’s knowledge of the applicable circumstances): (i) any material, adverse change in the Recipient’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Recipient’s base salary or bonus opportunity; or (iii) a geographical relocation of the Recipient’s principal office location by more than fifty (50) miles. For purposes of this Agreement, the term “Retirement” shall mean retirement from active employment with the Company or an Affiliate pursuant to its relevant policy on retirement as determined by the Committee, or, if no such policy is in place, retirement from active employment with the Company or an Affiliate on or after age 65.
4.    Transferability of Restricted Stock. Prior to the shares of Restricted Stock becoming vested as set forth in Sections 2 or 3 hereof, the shares of Restricted Stock may not be transferred, pledged, assigned, or otherwise disposed of, except (i) by will or the laws of descent and distribution or (ii) the Recipient may transfer all or part of the shares of Restricted Stock to any Family Member under the terms set forth in Section 10.9 of the Plan, including the requirement that any such transfer be “not for value” (as such term is defined in Section 10.9 of the Plan). Following any such transfer to a Family Member, the provisions of Section 3 hereof relating to termination of employment shall continue to be applied with respect to the original Recipient of the shares of Restricted Stock. Notwithstanding any transfer made by the Recipient pursuant to this Section 4, the Recipient (or the Recipient’s beneficiary or estate, as applicable) shall be responsible for all income and other taxes associated with the shares of Restricted Stock.
5.    Legends. Share certificates, if any, evidencing the shares of Restricted Stock shall prominently bear legends in substantially the following terms:
“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO AN EQUITY COMPENSATION PLAN MAINTAINED BY THE TRUST. THESE SHARES MAY BE SUBJECT TO TRANSFER AND/OR VESTING RESTRICTIONS, AND UNVESTED SHARES ARE SUBJECT TO FORFEITURE CONDITIONS CONTAINED IN THE PLAN, THE RELATED GRANT OF SHARES OR AN AGREEMENT BETWEEN THE TRUST AND THE INITIAL HOLDER OF THESE SHARES. A COPY OF APPLICABLE RESTRICTIONS AND FORFEITURE CONDITIONS WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE TRUST.”
In the event that the shares of Restricted Stock are not evidenced by share certificates, the share books and records of the Company shall contain a notation in substantially the following terms:

“THE SHARES COVERED BY THIS STATEMENT WERE ISSUED PURSUANT TO AN EQUITY COMPENSATION PLAN MAINTAINED BY THE TRUST. THESE SHARES MAY BE SUBJECT TO TRANSFER AND/OR VESTING RESTRICTIONS, AND UNVESTED SHARES ARE SUBJECT TO FORFEITURE CONDITIONS CONTAINED IN THE PLAN, THE RELATED GRANT OF SHARES OR AN AGREEMENT BETWEEN THE TRUST AND THE INITIAL HOLDER OF THESE SHARES. A COPY OF APPLICABLE RESTRICTIONS AND FORFEITURE CONDITIONS WILL BE FURNISHED TO THE HOLDER OF THE SHARES COVERED BY THIS STATEMENT WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE TRUST.”
Certificates evidencing shares of Restricted Stock and shares of Restricted Stock not evidenced by certificates shall also bear or contain, as applicable, legends and notations as may be required by the Plan or the Company’s declaration of trust, any applicable supplement thereto or bylaws, each as in effect from time to time, or as the Company may otherwise determine appropriate.
Promptly following the request of the Recipient with respect to any shares of Restricted Stock (or any other shares of Stock previously granted to the Recipient) which have become vested, the Company shall take, at its sole cost and expense, all such actions as may be required to permit the Recipient to resell such shares including, without limitation, providing to the Company’s transfer agent certificates of officers of the Company, and opinions of counsel, and taking all such other actions as may be required to remove the legends set forth above with respect to transfer and vesting restrictions from the certificates evidencing such shares and, if applicable, from the share books and records of the Company.
6.    Tax Withholding. To the extent required by law, the Company shall withhold or cause to be withheld income and other taxes incurred by the Recipient by reason of a grant of shares of Restricted Stock, and the Recipient agrees that he or she shall upon request of the Company pay to the Company an amount sufficient to satisfy its tax withholding obligations from time to time (including as shares of Restricted Stock become vested) as the Company may request.
7.    Miscellaneous.
(a)    Amendments. Neither this Agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by the Recipient and the Company; provided, however, that any change or modification that does not adversely affect the rights hereunder of the Recipient, as they may exist immediately prior to the effective date of such change or modification, may be adopted by the Company without an agreement in writing executed by the Recipient, and the Company shall give the Recipient written notice of such change or modification reasonably promptly following the adoption of such change or modification.
(b)    Binding Effect of the Agreement. This Agreement shall inure to the benefit of, and be binding upon, the Company, the Recipient and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.
(c)    Provisions Separable. In the event that any of the terms of this Agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of this Agreement shall remain in full force and effect.

(d)    Notices. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered by hand or by facsimile or sent by registered certified mail, postage prepaid, to the party addressed as follows, unless another address has been substituted by notice so given:
To the Recipient:    To the Recipient’s address as set forth on the signature page hereof.

To the Company:	Equity Commonwealth Two North Riverside Plaza, Suite 2100 Chicago, IL 60606 Attn: Secretary
(e)    Construction. The headings and subheadings of this Agreement have been inserted for convenience only, and shall not affect the construction of the provisions hereof. All references to sections of this Agreement shall be deemed to refer as well to all subsections which form a part of such section.
(f)    No Right to Continued Employment. This Agreement shall not be construed as an agreement by the Company or any Affiliate to employ or otherwise retain in any position the Recipient, nor is the Company or any Affiliate obligated to continue employing or otherwise retaining in any position the Recipient by reason of this Agreement or the grant of shares of Restricted Stock to the Recipient hereunder.
(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(h)    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed under seal, as of the date first above written.

Schedule to Restricted Stock Agreement
(See Attachment)

Company Name            Equity Commonwealth
Recipient Id
Recipient Name
Recipient Address
Grant Type                Restricted Stock Award
Number of Shares
Grant Date